DEBT FORGIVENESS AND TECHNOLOGY AGREEMENT


          This AGREEMENT dated as of July 22, 1997, is entered into by and between:

          1.   V'POWER CORPORATION, a corporation
   incorporated under the law of the Bahamas and having its principal address at Gedung Graha Timor, J1. Medan Merdeka
   Timur no. 17, Jakarta 10110, Indonesia (hereinafter referred to as "V'Power").

          2. VECTOR AEROMOTIVE CORPORATION, a company incorporated under the law of the State of Nevada, U.S.A., having its principal office at 975 Martin Avenue, Green Cove Springs, Florida 32043 (hereinafter referred to as "Vector").

          Each of the above parties individually will be called a "Party", and collectively, the "Parties";


                          RECITALS


          WHEREAS, Vector is justly indebted in the amount of $451,103.95 (collectively, the "Indebtedness") to V'Power (i) pursuant to an Assignment of Receivables dated as of July 22, in the principal amount of $423,118.22, and
   (ii) in the amount of $27,985.73 for advances in December, 1996, March, 1997 and May, 1997, to cover telephone bills and premiums on Directors and officers insurance, and

          WHEREAS, V'Power wishes to purchase the
   Transferred Property (as hereinafter defined) and Vector is willing to sell the Transferred Property for $500,000.

          NOW, THEREFORE THE PARTIES HEREBY AGREE AS
   FOLLOWS:

                         Article 1

                    Certain Definitions

          1.1 "Affiliate" shall mean a person [individual or separate business entity] that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another person, any officer, director, employee or agent of the first person, trustee with the first person or its Affiliate as beneficiary of the trust, and spouse or relative [first cousin or closer] or any of the above. Automobili Lamborghini, S.p.A., a corporation incorporated under the law of the Republic of Italy, Automobili Lamborghini, U.S.A., Inc., a corporation incorporated under the laws of Delaware and Timor Putra National, a corporation incorporated under the laws of the Republic of Indonesia, are Affiliates of V'Power for all purposes.

          1.2 "Initial Delivery Date" shall mean the date following the execution of this Agreement on which Technical Information concerning the Model is first transmitted to V'Power by Vector.

          1.3 "Intellectual Property Rights" shall mean inventions, patents, patent applications, technical designs, copyright, developments, techniques and other property rights of a similar nature, whether or not protectable by registration, owned by Vector relating to the design, development and manufacture of the Model as each such item may exist on the date of this Agreement, but shall not include the exterior or interior styling of the Model or any Vector trademark or trade name.

          1.4  "Model" shall mean Vector's M-12 vehicle.

          1.5 "Technical Information" shall mean technical knowledge, know-how, data, drawings, specifications, stress and finite element analysis, CAD files, sketches, and other information and material related to the details of the Model owned by Vector as each such item may exist on the date of this Agreement, and technical and administrative knowledge, know-how, data, standards, procedures, systems, lay-outs, drawings and other information relating to the manufacture of the Model and parts of the Model, owned by Vector as each such item may exist on the date of this Agreement, but shall not include the exterior or interior styling of the Model or any Vector trademark or trade name.

          1.6  "Transferred Property" shall mean all
   Intellectual Property Rights and all Technical Information relating to the Model.


                         Article 2

              Debt Forgiveness and Conversion

          2.1  In consideration of the transfer of
   Transferred Property in accordance with this Agreement, as full payment for such transfer, V'Power hereby forgives the Indebtedness and tenders in cash in United States
   Dollars the amount of $48,896.05.

          2.2 V'Power represents and warrants that the Indebtedness includes and consists of all indebtedness, obligations, agreements and covenants of Vector to V'Power involving the payment of money or property. For purposes of this Section 2.3, the payment of property does not include the issuance of Common Stock of Vector.


                         Article 3

              Transfer of Transferred Property


          3.1 Vector hereby grants to V'Power, during the term of this Agreement, the perpetual, non-transferable (except to V'Power's Affiliates) and non-exclusive right
   (i) to use the Transferred Property for all purposes in its business or the business of any Affiliate of V'Power and
   (ii) to manufacture and sell products of any kind or nature using the Transferred Property. Nothing in this Agreement shall impose on Vector any responsibility or obligation to have or obtain any Transferred Property.

          3.2 All royalties for the sale, use and transfer of the Transferred Property have been paid in full.

          3.3 Vector shall provide V'Power, on or before the thirtieth (30th) day after the date of this Agreement, Technical Information described below relating to the Model as each such item exists on the date of this Agreement:

          (a)  Non-costed bill of material.

          (b)  Product drawings and master line drawings
                  (reproducible and/or CAD files as
                  appropriate), including engineering
                  specifications for all parts, components and assemblies.

          (c) Design installation manuals by system/sub-system including engineering specifications for assembly, such as tightening torque, heating requirements, greases, glues, etc.

          (d)  Master service manual.

          (e)  Owners manuals and graphic manuals and
   masters.

          (f) Reports of all prototype construction and tests.

          (g)  Product development reports and vehicle
                  maturity charts.

          (h)  Engineering specifications for complete
                  Model assemblies.

          (i)  Design failure mode and effect analysis
                  studies on all safety related parts.

          (j) Warranty manual and "fault-finding" service manual.


          3.4 V'Power shall defend, indemnify and hold harmless Vector from and against any and all liability, demands, damages, expenses and losses for death, personal injury, property damage or any other claim or liability ("claims and damages") arising out of the use by V'Power or any Affiliate of any of the Transferred Property, or out of the use, sale or the disposition by V'Power or its Affiliates of any products manufactured by V'Power or any Affiliate using the Transferred Property, provided there shall be no liability under this paragraph 3.4 for indirect, consequential or special damages or from damages resulting from defects in the Transferred Property not created by the use of the Transferred Property by V'Power or any Affiliate.

          3.5 For a period of seven years from the date of this Agreement, Vector within a reasonable time will provide V'Power with any changes or revisions to the Technical Information and any improvements, provisions or updates to any Intellectual Property Rights. Within thirty
   (30) days of incorporation into Technical Information, Vector will provide V'Power a copy of Technical Information incorporating any changes, revisions or updates. Vector shall have no obligation to make any changes, revisions, amendments or updates to the Transferred Property.

          3.6  During normal business hours and in a
   reasonable time relative to Vector's business operations, Vector will provide a representative of V'Power reasonable access to the status and results of all research and development relating to the Transferred Property. Vector and V'Power will cooperate to minimize the disruption of such access to Vector's normal business operations.
   V'Power shall reimburse Vector for the direct cost of an employee of Vector, who shall be present with the representative of V'Power at all times such representative is reviewing such research and development, and the direct cost of any employees or consultants of Vector requested by V'Power to be so present. Vector shall have no responsibility or obligation to conduct any research or development relating to the Transferred Property.

          3.7 Vector shall have the right from time to time during normal business hours to inspect the premises of V'Power at any location where records relating to the Transferred Property are maintained, provided this inspection is coordinated not to unreasonably interfere with the normal business operations of V'Power.

          3.8  V'Power shall not transfer or grant a
   sublicense of the Transferred Property except as provided in this Agreement and shall not allow any third Party to use the Transferred Property by obtaining information contained within the Transferred Property from V'Power.

          3.9  At all times during the term of this
   Agreement V'Power shall comply with all governmental laws and regulations applicable to the use of the Transferred
   Property or the production and sale of products containing or using in any way the Transferred Property.

                         Article 4

                    Negation of Warranty

          4.1 THE TRANSFERRED PROPERTY IS PROVIDED ON AN "AS-IS" BASIS, AND THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR PURPOSE. V'POWER SHALL BE SOLELY RESPONSIBLE FOR THE SELECTION, USE, EFFICIENCY AND SUITABILITY OF THE TRANSFERRED PRODUCT, AND VECTOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY THEREFORE.
          4.2  VECTOR SHALL HAVE NO RESPONSIBILITY OR
   LIABILITY TO V'POWER FOR THE INFRINGEMENT OF PROPRIETARY RIGHTS OF THE TRANSFERRED PROPERTY OR ANY PORTION OF THE TRANSFERRED PROPERTY.

                         Article 5

                      Confidentiality

          5.1  Each Party agrees that any confidential
   information received from the other Party shall be disclosed only to personnel of the receiving Party on a strictly Need to Know' basis for the purposes specified in this Agreement, and that personnel receiving such confidential information shall be notified of all the obligations of confidentiality in respect thereof.

          5.2 No disclosure of confidential information by either Party to a third Party shall be made without the prior written agreement of the other Party, and then only after obtaining from the third Party a written undertaking to maintain confidentiality equivalent in all respects to those contained herein.

          5.3 Restrictions and conditions of Sections 5.1 and 5.2 shall not apply where the receiving Party can demonstrate that such confidential information is:

          (a) in or comes into the public domain at any time without breach of this Article 5 or any other obligation of confidentiality or is made available to the general public without restrictions by the disclosing Party, or

          (b) known to the receiving Party at the time of disclosure, or is independently developed by it or its employers without reference to or use of any disclosed confidential information, or

          (c)  rightfully received from a third Party
                  without restriction or without breach of this Agreement.

          5.4  If the receiving Party or its executive
   officers, employees, or representatives become legally compelled to disclose any of the confidential information covered by this Agreement, the receiving Party shall provide the other Party with immediate notice thereof and at least seven days prior to such required disclosure in order that the disclosing Party may seek a protective order, or take other appropriate measures to ensure its interests are protected.

                         Article 6

              Indemnification and Contribution

          6.1 Subject to the conditions set forth below, Vector agrees to indemnify and hold harmless V'Power, its officers, directors, partners, employees, agents and counsel against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Article 6, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred, arising out of, resulting from, based upon, or in connection with any breach of any representation, warranty, covenant or agreement of Vector contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability Vector may otherwise have, including liabilities arising under this Agreement. V'Power agrees to indemnify and hold harmless Vector, its officers, directors, partners, employees, agents and counsel against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Article 6, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred, arising out of, resulting from, based upon, or in connection with any breach of any representation, warranty, covenant or agreement of V'Power contained in this Agreement.

          6.2 If any action is brought against one Party, that Party or any of its officers, directors, employees, agents or counsel, of any controlling persons (an "Indemnified Party" or, collectively, "Indemnified Parties"), in respect of which indemnity may be sought against the other Party (the "Indemnifying Party") pursuant to this Agreement, such Indemnified Party or Parties shall promptly notify the Indemnifying Party in writing of the institution of such action (but the failure so to notify shall not relieve the Indemnifying Party from any liability it may have) and the Indemnifying Party shall promptly assume the defense of such action including the employment of counsel satisfactory to such Indemnified Party or Parties and payment of expenses. Such Indemnified Party or Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have promptly employed counsel satisfactory to the Indemnified Party or Parties to have charge of the defense of such action or such Indemnified Party or Parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or other indemnified parties which are different from or additional to those available to the Indemnifying Party, in any of which events such fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties. Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement of any claim or action effected without its written consent.

                         Article 7

                       Binding Effect

          This Agreement shall be binding upon the successors and assigns of each Party, provided that V'Power may only assign this Agreement to one or more of its Affiliates, unless Vector's prior written consent is first obtained. If any assignee uses the Transferred Property to produce vehicles used in motor racing, such assignee shall identify Vector's connection with such vehicles, with the terms to be agreed in good faith.

                         Article 8

                  Limitation of Liability

          8.1 IN NO EVENT SHALL VECTOR OR V'POWER OR ANY AFFILIATES BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH OF THIS AGREEMENT, NOTWITHSTANDING SUCH PARTY HAVING BEEN ADVISED OF THE POSSIBILITY THEREOF. VECTOR'S LIABILITY IN THIS AGREEMENT TO V'POWER, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL OF THE AMOUNT OF FORGIVENESS OF THE INDEBTEDNESS SET FORTH IN SECTION 2.1 OF THIS AGREEMENT.

          8.2  IN NO EVENT SHALL VECTOR BE LIABLE TO
   V'POWER FOR ANY DAMAGES RESULTING FROM OR RELATING TO ANY
   FAILURE OF THE TRANSFERRED PROPERTY OR ANY PRODUCT OR
   MANUFACTURER PRODUCT UTILIZING THE TRANSFERRED PROPERTY.

                         Article 9

               Governing Law and Arbitration

          9.1  This Agreement shall be governed by and
   construed under the laws of the State of Florida, without regard to its principles of conflict of laws.

          9.2 Any controversy or claim arising out of or relating to this contract, or the breach thereof, which is not settled amicably, including the arbitrability of the dispute or claim or any issue, shall be settled by binding arbitration in accordance with current arbitration rules of the American Arbitration Association ("AAA") by a sole arbitrator appointed by the parties or, if they cannot agree upon an arbitrator, by three arbitrators, one of whom shall be designated by each party, and the third appointed by the other two. Arbitrator compensation and expenses shall be paid equally by each Party, and each Party shall be responsible for its own expenses, including legal fees. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, to the exclusion of any provisions of State law inconsistent therewith or which would produce a different result. Should said Act be determined to be inapplicable, then the arbitration shall be governed by the Florida Arbitration Code, Chapter 682, Florida Statutes. The place of arbitration shall be Jacksonville, Florida, at any location as the arbitrator directs, having due regard of the convenience of the parties, of witnesses and of the arbitrator. The arbitrator shall determine the rights and obligations of the parties according to the substantive laws of the State of Florida, excluding conflict of law principles, and shall give effect to applicable statutes of limitation. The arbitrator may consolidate arbitrations involving common questions of law or fact. The arbitrator may make any order to protect a Party or person from annoyance, embarrassment, oppression, or undue burden or expense that justice requires. The arbitrator may make final, interim, interlocutory and partial awards, and may grant any remedy or relief which the arbitrator deems just and equitable and within the scope of the agreement of the parties, including but not limited to specific performance and, in the event of a frivolous or malicious action, the awarding of attorneys fees and costs, but the arbitrator is not empowered to award damages in excess of liquidated or actual damages, whichever is applicable, nor is the arbitrator empowered to award punitive damages. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction.

          9.3 Nothing in this Article 9, nor the exercise of any rights hereunder, shall limit the right of any Party hereto at any time to obtain injunctive relief from a court having jurisdiction to protect a Party from loss, irreparable injury, or the dissipation of property while a dispute is being resolved pursuant to the foregoing subparagraphs of this Article 9. The preceding sentence notwithstanding, the pursuit of injunctive relief shall not constitute a waiver of the right or obligation of any Party to submit any dispute or claim to the procedures authorized and required in the foregoing subparagraphs of this Article
   9. The Parties hereto agree that this Article 9 shall limit and completely bar, to the maximum extent permitted by law, any relief otherwise available to them from any court of competent jurisdiction other than the injunctive relief specifically excepted in this Section 9.3.

                         Article 10

                       Miscellaneous

          10.1 This Agreement contains the entire
   understanding between the Parties relating to the subject matter of this Agreement, and all prior proposals, discussions and writings between the Parties relating to the subject matter of this Agreement are superseded by this Agreement.


          10.2 In the event any term or provision of this Agreement shall for any reason be judicially held to be invalid, illegal or unenforceable in any respect, such invalidity, illegalities or unenforceabilities shall not effect any other term or provision of this Agreement and this Agreement shall interpreted and construed as such term or provision, to the extent such term or provision shall have been held to be invalid, illegal or unenforceable, have never been contained in this Agreement.

          10.3 None of the terms of this Agreement shall be deemed to be waived by either Party or amended unless such waiver or amendment be in writing and duly executed on behalf of the parties be charged with such waiver or amendment by its authorized officer and unless such waiver or amendment cites specifically that it is a waiver or amendment to the terms of this Agreement. The failure of either Party to insist strictly upon any of the terms or provisions of this Agreement shall not be deemed a waiver of any subsequent breach or default of the terms or provisions of this Agreement. No course of dealing or oral communication shall form the basis of any amendment to this Agreement or waiver or any term or provision of this Agreement, and each Party hereby specifically waives any right it may have to claim to the contrary.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first written above.

   VECTOR AEROMOTIVE CORPORATION

   By:     /s/ David Peter Rose
   Title:    Pressident
   Address for Notices:
   c/o William L. Thompson, Jr., Esquire
   Thompson & Adams
   One Independent Drive
   Suite 3131
   Jacksonville, FL 32202
   (904) 356-3131
   Fax: (904) 356-8009

   V'POWER CORPORATION

   By: /s/ Sudjaswin, E. L.
   Title: Pres. & Managing Director
   Address for Notices:
   c/o Winthrop, Stimson,Putnam & Roberts
   One Battery Park Plaza
   New York, NY 10014
   Att:  Harold Nathan, Esquire
   (212) 858-1246
   Fax: (212) 858-1500